Exhibit 16.1

November 8, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read the statements made by Amplify Commodity Trust under Item 4.01(a) of its Form 8-K dated November 8, 2024 and are in agreement with the statements concerning our Firm contained therein; we are not in a position to agree or disagree with other statements contained in any other section in the Form 8-K.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York